CONSULTING AGREEMENT

This Agreement made as of the 8th day of June, 2006.

B E T W E E N:

GRANDVIEW GOLD INC.,
a corporation incorporated under the laws of the Province of
Ontario

(the "Corporation")

     OF THE FIRST PART

and

Paul T. Sarjeant, an individual residing in the Province of
Ontario

(the "Consultant")

OF THE SECOND PART

     WHEREAS the Corporation carries on the business of mineral exploration and development (the “Corporation Business”);

     AND WHEREAS the Corporation believes that the Consultant has skills that are required in relation to the Corporation Business;

     NOW THEREFORE this Agreement witnesses that in consideration of the sum of One ($1.00) Dollar of lawful money of Canada and other good and valuable consideration now paid by each of the parties hereto to the other, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Agreement to Serve as a Consultant

By executing this Agreement, the Corporation engages the Consultant as a consultant and the Consultant accepts such engagement and agrees to perform the consulting services described in Article 4 below (the “Services”), all according to the terms and conditions of this Agreement. The consulting relationship between the Consultant and the Corporation created hereby shall be that of an independent contractor, and the Consultant shall not be treated as an employee for Federal or other income tax purposes, and shall be responsible for paying his own estimated income and self-employment taxes with respect to all compensation paid to him hereunder. Except as may be otherwise specifically set forth herein, the Consultant shall not be entitled to any of the benefits of employee status otherwise available to employees of the Corporation. Notwithstanding anything herein to the contrary, the Consultant shall be indemnified and held harmless by the Corporation for any and all of his actions authorized by the Corporation or instructed by the Corporation to be taken and taken in good faith.

2.	Term

Subject to Article 9 of this Agreement, the term of this Agreement shall be for a period of three (3) months commencing on June 7, 2006 and ending on September 7, 2006 (the "Term").

3.	Termination at End of Term

Prior to the expiry of the Term, either the Consultant or the Corporation may terminate this Agreement at any time by giving the other at least fifteen (15) days prior written notice of termination, or a period of prior notice which has been otherwise mutually negotiated and agreed upon by the parties hereto.

4.	Services to be Provided

(i)	During the term of this Agreement, the Consultant shall:

	(a)	Provide operating and management advice to the Corporation;

(b)

Fulfill all such duties and responsibilities as are required by the Board of Directors of the Corporation including, but not limited to, oversight of the management of the exploration operations of the Corporation, working in conjunction with the Board of Directors of the Corporation, and implementing and managing business plans for the Corporation; and

	(c)	To perform, to the best his ability, utilizing all of his skill and experience, tasks reasonably assigned to the Corporation from time to time by the Board of the Corporation.

(ii)

The Corporation agrees to make available to the Consultant such information and resources as are necessary to enable the Consultant to perform his duties and fulfill his responsibilities under this Agreement.

(iii)	The Consultant shall report to the Board of Directors of the Corporation.

5.	Commitment

During the term of this Agreement, the Consultant shall devote between six (6) to ten (10) days per month to perform the Services under this Agreement.

6.	Compensation

During the Term of this Agreement, the Consultant shall be paid EIGHT HUNDRED ($800.00) dollars per day for each whole day during which the Consultant provides the Services under this Agreement.

7.	Expenses

The Corporation shall reimburse the Consultant for all expenses reasonably incurred by the Consultant in connection with his services as may be approved by the Corporation from time to time. Such expenses shall include reasonable amounts for travel (airfare, meals, accommodations, taxi/parking etc.), telephone and fax. For all such expenses, the Consultant shall furnish the Corporation statements and vouchers in such form and with such reasonable detail as shall be reasonably required by the Corporation.

8.	Payment

The Corporation agrees to pay the Consultant within seven (7) days of receipt of an invoice from the Consultant. It is anticipated that the Consultant will generate monthly invoices.

9.	Termination

Notwithstanding the provisions of Section 3 herein, the Corporation may terminate the Consultant hereunder for cause by delivering to the Consultant written notice of termination and such termination shall be effective upon delivery of such notice. For the purposes hereof, the term "cause" means serious misconduct or misfeasance detrimental to the interests of the Corporation by the Consultant.

10.	Termination Upon Death or Disability

This Agreement shall terminate upon the death of the Consultant or at the Corporation's election, if the Consultant becomes unable, by reason of physical or mental disability, with or without reasonable accommodation, to perform the essential functions under this Agreement for the minimum disability period. The term "minimum disability period" means three consecutive months or shorter periods aggregating ninety (90) business days or more in any twelve (12) month period. The determination of whether grounds for termination exist under this section shall be made in good faith by the Corporation.

11.	Confidentiality

(i)

Except as is necessary for the Consultant to render the services hereunder or as otherwise required by law, all knowledge and information concerning the business operations and financial affairs or condition of the Corporation acquired by the Consultant as a result of the Consultant's services to the Corporation, excepting knowledge or information generally available to the public by means of disclosure other than by the Consultant, is confidential information acquired in the strictest confidence.

(ii)

Without limiting the generality of the foregoing, confidential information shall include in particular any knowledge or information respecting the Corporation's inventions, designs and methods, systems, improvements, trade secrets, customer information, or other private or confidential matters, and all confidential information shall be held by the Consultant in trust for the sole benefit of the Corporation.

(iii)

The Consultant shall not disclose directly or indirectly (except for the benefit of the Corporation) to any person, business, corporation or other entity not authorized by the Corporation, or otherwise use, any secret or any confidential information or other knowledge or data of the Corporation whether held in trust by the Consultant, whether or not obtained, acquired or developed by the Consultant.

12.	Further Assurances

The parties hereto covenant and agree that they will from time to time and all times hereafter, upon every reasonable request of the other, promptly make, do and execute, all such further acts, deeds or assurances as may be reasonably required for the purposes of implementing the matters contemplated by this Agreement.

13.	Time of Essence

Time shall be of the essence of this Agreement.

14.	Notices

All notices, requested, demands or other communications under this Agreement or in connection herewith shall be delivered or sent by registered mail, postage fully prepaid, addressed to the other party or delivered to such other party as follows:

(i)	in the case of the Corporation, addressed to:

c/o WeirFoulds LLP
Barristers & Solicitors
130 King Street West
Suite 1600, The Exchange Tower
Toronto, Ontario
M5X 1J5

Attention: Mr. Wayne T. Egan
Fax: (416) 365-1876

(iii)	in the case of the Consultant, addressed to:

Mr. Paul Sarjeant
[º]
[º]

Fax: [º]

or at such address as any of the said parties shall by written notice to the other direct. All notices, requested, demands and other communications so given shall be considered effective upon the date of delivery, if delivered, and on the third business day following the mailing thereof, if mailed, to the address stated above for the applicable party. In the event of a mail strike or postal interruption at any time during the term of this Agreement, all notices, requested, demands and other communications shall be delivered.

15.	Successors and Assigns

This Agreement is personal to, and may not be assigned or otherwise transferred by the Consultant.

16.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

     IN WITNESS WHEREOF the parties hereto have duly executed and delivered this Agreement on the date first above written.

GRANDVIEW GOLD INC.

Per:
	Name:	D. Richard Brown
	Title:	Director
I have authority to bind the Corporation.

Witness		PAUL SARJEANT